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                                                                   EXHIBIT 10.15


                     ADDENDUM TO 1999 CLIENT/AGENCY PROPOSAL
              BETWEEN FUTURELINK DISTRIBUTION CORP. ("FUTURELINK")
             AND SICOLAMARTIN ("SICOLAMARTIN") DATED AUGUST 7, 1999
      AS REVISED SEPTEMBER 8, 1999, and OCTOBER 22, 1999 (THE "AGREEMENT")


         This addendum ("Addendum"), effective September 8, 1999, replaces and supercedes (i) the compensation provisions set forth in the Agreement, and (ii) the addendum by and between FutureLink and SicolaMartin dated as of November 4, 1999, and October 28, 1999, respectively. Notwithstanding any term or provision of the Agreement to the contrary, in consideration of the Agreement and of the mutual premises set forth herein, FutureLink and SicolaMartin agree as follows:

         1. For services to be provided by SicolaMartin pursuant to the Agreement, FutureLink agrees to (i) pay to SicolaMartin cash compensation of Six Hundred Thousand and NO/100 Dollars ($600,000.00) (the "Cash Compensation"), and
(ii) other compensation, including stock, a stock warrant and certain contract rights, as set forth below (the "Other Compensation").

         2. The Cash Compensation shall be payable as follows:

                  A. Months 4 through 11 of the Agreement - FutureLink will pay SicolaMartin Sixty-Six Thousand Six Hundred Sixty-Six and 66/100 Dollars ($66,666.66) per month for a total of Five Hundred Thirty-Three Thousand Three Hundred Thirty-Three and 28/100 Dollars ($533,333.28).

                  B. Month 12 of the Agreement - FutureLink will pay SicolaMartin Sixty-Six Thousand Six Hundred Sixty-Six and 72/100 Dollars ($66,666.72).

All Cash Compensation will be invoiced at the beginning of the month in which services will be provided and will be due and payable in thirty days. Past due Cash Compensation will bear interest at the rate of 12% interest per annum from the date due until paid.

         3. The Other Compensation shall be payable as follows:

                  A. Common Stock of FutureLink - As compensation for services rendered during months 1 through 3, in lieu of paying Agreement fees in cash, on execution hereof FutureLink will issue and deliver, 53,552 shares of its common stock (the "Monthly Shares") to SicolaMartin. The value per Monthly Share is agreed to be $7.47, which value represents the Current Market Price (as defined below), and the effective date of issue, and the date the Monthly Shares are deemed due and payable, is agreed to be October 15, 1999. There shall be no adjustment in the Current Market Price with respect to the Monthly Shares. The Monthly Shares, when issued, shall have been duly and validly issued, fully paid and nonassessable, will not have been issued in violation of or subject to any preemptive rights and will be free and clear of all liens, claims and encumbrances. FutureLink represents to SicolaMartin that it has reserved a total of 53,552 Monthly Shares for issuance and delivery as of October 15, 1999, as provided herein and that such shares, when issued, shall, to the extent applicable, be issued

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subject to the provisions of the warrant agreement attached hereto as Exhibit
"A", including, without limitation, the representations and warranties set forth therein.

         For the purposes of this subsection, "Current Market Price" has been determined by the Board of Directors to be $7.47, which price represents the average of the closing bid and ask prices of FutureLink's common stock for the five business days ended September 7, 1999. Such valuation was made in good faith, and such determination, in the absence of fraud or bad faith, shall be binding upon FutureLink.

                  B. Warrants - Upon execution of this Addendum, FutureLink shall deliver to SicolaMartin an executed warrant agreement (and associated warrant(s) ["Warrant"]) in substantially the same form as Exhibit "A" attached hereto and incorporated herein by reference. The Warrant, which shall be effective as of September 7, 1999, and expire as of 11:59 P.M. on August 7, 2000, shall grant SicolaMartin the right to purchase up to 33,467 shares of FutureLink's common stock (the "Warrant Shares") at an exercise price per share price of $7.47. The Warrant shall be exercisable in whole or in part. FutureLink represents to SicolaMartin (i) that it has reserved a total of 33,467 Warrant Shares for issuance upon exercise of the Warrant, and (ii) such reserved shares, when issued in accordance with the terms hereof, will be duly and validly issued, fully paid and nonassessable, will not have been issued in violation of or subject to any preemptive rights and will be free and clear of all liens, claims and encumbrances.

                  C. FutureLink Board Authorization - Upon execution of this Addendum, FutureLink shall deliver to SicolaMartin a resolution of its Board of Directors authorizing the payment of the Other Compensation as provided herein.

                  D. Registration Rights - SicolaMartin shall have registration rights with respect to the Monthly Shares and the Warrant Shares, as set forth in the Registration Rights Agreement attached hereto.

                  E. Remedy - In addition to all remedies available at law and equity, the parties agree that SicolaMartin shall have the right of specific performance with respect to the issuance and delivery of the Other Compensation.

         4. Subject to the parties mutual agreement on the terms of service, SicolaMartin agrees to engage FutureLink as its full-service Application Service Provider during the term of the Agreement.

         5. FutureLink and SicolaMartin acknowledge and agree that FutureLink has deposited cash consideration with SicolaMartin in advance payment for Cash Compensation due hereunder. FutureLink and SicolaMartin further acknowledge and agree that (i) as of the date hereof, some, but not all, of such sums have been earned by SicolaMartin, and (ii) SicolaMartin will, upon FutureLink's written request, return any unearned Cash Compensation on deposit with SicolaMartin.

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         Except as provided herein, all terms and provisions of the Agreement shall remain in full force and effect.

         This Addendum may be executed in any number of counterparts by facsimile, each of which when so executed and delivered shall be deemed an original but such counterparts shall together constitute one and the same instrument.

FutureLink Distribution Corp.                Sicola, Martin, Koons & Frank, Inc.


By:  /s/                                     By:  /s/
    --------------------------                   -------------------------------
Name:                                        Name:
      ------------------------                     -----------------------------
Title:                                       Title:
       -----------------------                      ----------------------------
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                    ADDENDUM TO 1999 CLIENT/AGENCY PROPOSAL
  BETWEEN FUTURELINK DISTRIBUTION CORP. ("FUTURELINK") AND SICOLAMARTIN ("SM")
      DATED AUGUST 7, 1999 AS REVISED SEPTEMBER 8, 1999 (THE "AGREEMENT")


This addendum ("Addendum") is meant to replace and supercede the compensation terms as set out in the Agreement. By entering into this Addendum the parties agree as follows:

A.       Compensation:

         1. FutureLink agrees to pay to SM for services to be provided by SM as set out in the Agreement, a fee of $1,000,000 (one million dollars) (the "Compensation")

         2.       The Compensation shall consist of:

                  (a) $600,000 (six hundred thousand dollars) in cash consideration; and

                  (b) $400,000 (four hundred thousand dollars) in stock in FutureLink to be issued at $7.47 per share, being the average of the closing bid and ask prices of the FutureLink common stock for the five business days ended September 7, 1999.

         3. The Compensation will be paid according to the following schedule:

                  (a) Months 1-3 of the Agreement - FutureLink will pay SM cash consideration of $125,000 (one hundred twenty-five thousand dollars) per month for a total of $375,000 (three hundred seventy-five thousand dollars) for months 1-3

                  (b)      Months 4-12 of the Agreement - FutureLink will pay
                           SM:

                           (i) Cash consideration of $25,000 (twenty five thousand dollars) per month for a total of $225,000 (two hundred twenty five thousand dollars) for months 4-12; and

                           (ii) Stock consideration of stock in FutureLink at $7.47 per share of 6,694 shares per month for a total of 53,552 shares worth $400,000 (four hundred thousand dollars) for months 4-12.

B.       Other Conditions:

         1. FutureLink shall also issue to SM, a warrant to purchase an additional $250,000 (two hundred-fifty thousand dollars) of FutureLink common stock at $7.47 per share (a total of 33,467 shares) expiring August 7, 2000 and SM agrees that it shall exercise same prior to expiry.

         2. SM agrees to engage FutureLink as its full-service Application Service Provider for 80 to 100 seats.

         3. FutureLink agrees to register the stock to be paid as consideration and the stock underlying the warrants in conjunction with the registration of stock issued by the FutureLink to acquire Executive LAN Management, Inc. dba Micro Visions.

This Addendum may be executed in any number of counterparts by facsimile, each of which when so executed and delivered shall be deemed an original but such counterparts shall together constitute one and the same instrument.

FUTURELINK DISTRIBUTION CORP.                  SICOLA MARTIN

By: /s/                                        By: /s/
   ---------------------------                    ------------------------------
Title:                                         Title:
      ------------------------                       ---------------------------
Date:                                          Date:
     -------------------------                      ----------------------------


By:
   ---------------------------
Title:
      ------------------------
Date:
     -------------------------

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                                  [SICOLAMARTIN LOGO]

                                  1999 CLIENT/AGENCY
                                  PROPOSAL

                                  Prepared for

                                  [FUTURELINK LOGO]

                                  August 7, 1999
                                  As revised 10/22/99



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CONTENT OUTLINE

     o    Overview

     o    Company Goals

     o    Relationship Proposal

     o    Proposed Services

     o    Account Team

     o    Professional Fees

     o    Terms and Conditions



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OVERVIEW

A new category of service provider has emerged within the IT market. This is the Application Service Provider (ASP) category. Simply stated, ASP's deliver applications to any desktop of any type via WAN/LAN connectivity. The key benefits to the customer of this emerging technology are the ability to:

     o    Simplify IT within the organization

     o Rapidly deploy applications and upgrades to users in any location around the world

     o Eliminate the budget and costs associated with application deployment and maintenance

     o Focus on strategic use of information, not on maintaining the underlying IT and application infrastructure

     o    Budget against predictable costs

     o Ensure a guaranteed level of service, including levels of network performance and the end-user experience

FutureLink is a pioneer in the ASP arena, and has potential to be the dominant provider in the category. FutureLink is completing its acquisition of Micro Visions, the leading Citrix reseller, and will leverage Micro Visions competencies and experience in server-based computing to achieve a leadership position in the ASP category.

FutureLink has requested that SicolaMartin offer strategic marketing and creative services to achieve the following key goals:

     o MIND SHARE - Develop dominant brand awareness and preference among key target audiences to ensure that FutureLink is recognized as and considered the leader in the ASP market

     o CHANNEL DEVELOPMENT - Develop channel recruitment, support and opportunity-driving programs to maximize market reach

     o OPPORTUNITY - Generate sales opportunities as a key element of the channel support program and to achieve the company's sales and share of market goals

     o    Partnership - Attract world class alliance partners


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RELATIONSHIP PROPOSAL

SicolaMartin proposes a retainer-based relationship in which the agency will support FutureLink's marketing and communications department. This approach will allow SicolaMartin to:

     o Offer unbiased, strategically sound counsel that will assist FutureLink in meeting its business and marketing objectives during the initial planning and strategic development stage

     o Plan and align FutureLink Marcom efforts to maximize the company's return on investment while simultaneously meeting specific business requirements

     o    Meet immediate and ongoing needs of the company

     o Create marketing communication materials to help support and improve relationships with prospective resellers, customers, alliance partners, investors and employees

The scope of this proposal is for the time period of August 15, 1999 through August 31, 2000. Strategic marketing consultation, communications planning, market research recommendations, creative strategy documents, creative services, art direction, copywriting, proofreading and account management are covered under this proposal.


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PROPOSED SERVICES

PROGRAM OVERVIEW

In order to support the company's immediate and long-term goals, SicolaMartin has developed this proposal to cover the following key areas of strategic marketing planning and creative services:

     o    Positioning and messaging and near-term marketing strategy

     o    Corporate and brand identity system

     o    Immediate creative deliverables for 1999

     o    Strategic marketing planning and execution for 2000



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PROPOSED SERVICES


POSITIONING AND MESSAGING AND NEAR-TERM STRATEGY

This effort is to develop the strategic foundation for all programs and communications deliverables. It will provide the framework necessary to differentiate the company from its competitors, and is based on a level of understanding and development of the company's Unique Selling Proposition (USP).

The result will be a clearly defined company and brand positioning platform. This platform will enable FutureLink to deliver consistent, high-impact messages to well defined target audiences, across the complete spectrum of communication vehicles, from public relations through brochures, from advertising to trade shows -- whatever medium might be employed. The specific deliverables are:

     o Near-term strategic planning -- further definition of company goals and marketing communications objectives, near-term requirements and actions to develop immediate mind share and to support the launch of the company's channel program beta

     o Target audience definition and refinement in order to pinpoint the best prospects for the company's offerings

     o Management team interviews and work session to identify immediate requirements, plan for support of near-term milestones, and develop preliminary positioning and messaging solutions.

     o Positioning and messaging. Development of positioning and messaging platform from which all creative strategies are developed, for all communications vehicles. Deliverables include a positioning sentence, paragraph and description as well as a benefit-oriented key message map.

     o Competitive assessment in order to assure that the positioning and messaging has a unique position within the competitive landscape.

     o Brand personality attribute assessment and recommendations in order to agree upon and develop the ideal visual personality traits of the company



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PROPOSED SERVICES


     CORPORATE AND BRAND IDENTITY SYSTEM

     A company's brand identity should reflect and visually communicate the Company's positioning, unique selling proposition and desired personality attributes. In order to maximize impact, this identity should be developed and managed through all communications media from the company's logo and paper system to its website.

     While the FutureLink name appears to be well suited for the business in which the company in engaged, SicolaMartin recommends an assessment and research of the logo as to its ability to communicate the desired company personality and uniquely differentiate the company. Based upon this assessment, SicolaMartin will develop brand identity system concepts that would include the following:

          -    Corporate logo (if a change is appropriate)

          - Corporate paper system (letterhead, envelopes, business cards, mailing labels, fax forms, press release format, internal forms such as a reseller application, pocket folder)

          - Graphic standards development, writing, design and production of a design standards guide to provide methodologies and resources for global design management. Scope includes delivery of an original master document and files. This will be developed upon completion of the logo and paper system.


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PROPOSED SERVICES


     CORPORATE AND BRAND IDENTITY SYSTEM (CONT.)

     Using the brand identity positioning and messaging as the foundation, SicolaMartin will develop three (3) brand identity concepts. Recommendations will include hierarchical collateral formats, photo/illustration styles, typography, color, graphics, copy tone and design methodologies. (Not included: Actual design implementation, draft or final copy, actual photography or actual illustrations, production of mechanical art.)

     Design deliverables include the following potential deliverable (final list to be developed in conjunction with FutureLink.

          -    Corporate overview/capabilities brochure

          -    End-customer capabilities and service overview brochure

          -    Service offering spec sheets

          -    White paper

          -    Presentation template

          -    Pocket folder

          -    Case study template

          -    Branded environment (trade show/event/seminar graphics)

          -    Top-level web-site design concepts (brand identity concepts only)


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PROPOSED SERVICES


IMMEDIATE MARKETING DELIVERABLES

FutureLink has indicated the need to maximize mind share and support several key milestones including the launch of its channel beta program and numerous industry events such as iForum. SicolaMartin proposes to work with FutureLink to identify immediate support requirements, partner with FutureLink's PR agencies to align efforts and coordinate messages, and develop appropriate marketing support materials for the near-term. These materials may include:

     o    Company overview brochure

     o    Company presentation

     o    Recruitment deliverables

     o    Additional items as determined via discussions



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
PROPOSED SERVICES


STRATEGIC MARKETING PLANNING AND EXECUTION FOR 2000

In order to meet FutureLink's long-term mind share, channel development opportunity-generation and sales goals, SicolaMartin recommends the following key activities and deliverables:

     o Development and production of agreed-to brand identity system elements and creative deliverables, including

          Reseller overview brochure

          Reseller sales toolkit

          Multimedia presentation

          Technical spec sheets

          Customer case studies

          Interactive CD-Rom

          Technical white papers

     o Development of a mind share execution and creative concepts plan to achieve the company's awareness and preference goals against key target audiences

     o Development of a comprehensive channel recruitment and support program and sales enablement tools

     o Assessment of the company's website and development of an interactive strategy in support of FutureLink's mind share, channel program and opportunity-generation programs

     o Development of an opportunity-generation program and creative concepts to generate qualified selling opportunities for FutureLink reseller

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
FUTURELINK ACCOUNT TEAM


SicolaMartin is pleased to be given the opportunity to work with FutureLink. We recognize that the company is a leader in the emerging ASP marketplace and we welcome the opportunity to assist the company establish a dominant worldwide marketplace position. The agency team outlined below is a best of breed team that have the extensive experience required to achieve FutureLink's goals and objectives as they are known today. The type and level of personnel assigned to FutureLink is subject to change as the relationship between SM and FutureLink matures and as needs and requirements grow and change over time.

CONSULTING AGENCY PARTNER

Executive strategy and creative consultation and direction

     -  Tom Sicola, President (15%)

MARKETING AND ACCOUNT PLANNING SERVICES

Strategic planning, positioning & messaging, research supervision and marketing consultation

     -  Jim Tallman, VP Marketing Services (10%)
     -  Don Saathoff, Account Planning Director (15%)

ACCOUNT MANAGEMENT

Account direction, strategy development, relationship management and ongoing project management

     -  Barry Rumac, Account Director/Marketing Consultant (50%)
     -  Liz Bullington, Account Supervisor (50%)
     -  Jennifer Gorski, Account Manager (50%)
     -  To be assigned, Account Manager (50%)
     -  To be assigned, Account Coordinator (50%)

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
ACCOUNT TEAM


CREATIVE AND PRODUCTION SERVICES

Creative direction and supervision, brand identity development, design, concept and layout

     -  Gerald Tucker, Vice President, Creative Services (5%)
     -  Alan Taylor, Creative Director (30%)
     -  Chris Wood, Senior Graphic Designer (30%)
     -  To Be Assigned, Graphic Designer (30%)
     -  To Be Assigned, Copywriter (30%)
     -  Cara Blackwell, Print Production Manager (20%)
     -  Diane Bell, Graphics Department Director (10%)
     -  To Be Assigned, Graphic Artist (20%)
     -  Lori Randel, Presentations Department Manager (5%)
     -  Robi Polgar, Proofreader (10%)

WEB STRATEGY AND DEVELOPMENT

Web assessment, strategy and implementation plan development, including high-level design concepts

     -  Pete Hayes, VP, Interactive Services (5%)
     -  Jo Betsy Vaught, Executive Producer, Interactive Services (10%)
     -  Barry Brooks, Senior Technical Developer (5%)

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PROFESSIONAL FEES

SicolaMartin proposes the following compensation.

A two-part compensation plan, which recognizes that the strategic development, brand shaping, and the underlying strategies for the initial brand promotion efforts are front loaded in terms of workload. Thus, we propose an initial fee of $125,000/month for the first three months (8/15-11/15), and $61,885/month retainer for the next 9 months, ending 8/31/2000 (in actuality, 9 1/2 months). The total compensation under this arrangement is $931,965 for a total of 12 1/2 months.

The compensation covers all staff time, for developing all materials detailed in this proposal. It does not include hard production costs, such as printing of the brochures) our out-of-pocket expenses for travel. Included in the fee are the normal expenses required to run the account on a day to day basis, such as telephone, faxes, deliveries, and normal copies of day to day documents.

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
INDEMNIFICATION

FUTURELINK shall be responsible for the accuracy, completeness and propriety of information concerning its organization, products, competitors' products and services which FUTURELINK furnishes to SM in connection with the performance of this Agreement. Accordingly, FUTURELINK shall indemnify and hold SM harmless from and against any loss, damage, liability, claim, demand, suit and expense (including reasonable attorneys' fees) ("Loss") which may be incurred by SM as the result of any claim, suit or proceeding made or brought against SM based upon any advertising or other services which SM prepared or performed for FUTURELINK and which was approved by FUTURELINK.

FUTURELINK shall also similarly indemnify and hold SM harmless in respect of any Loss which SM may sustain resulting from any claim, demand, suit or proceeding made or brought against it arising out of the nature or use of any of FUTURELINK's products or services.

SM will defend and indemnify FUTURELINK from any action, suit or proceeding (including reasonable attorney's fees) based upon or arising out of any final judgment for money damages resulting from:

        1.      Libel, slander, defamation or

        2.      Any infringement of copyright or of title or slogan, or

        3. Piracy, plagiarism, or unfair competition or idea misappropriation under implied contract, or

        4. Any invasion of privacy committed or alleged to have been committed in any advertisement, publicity article, broadcast or telecast and arising our of SM's services to FUTURELINK hereunder, except to the extent that such claims arise from information or materials provided by or through FUTURELINK. FUTURELINK agrees to defend and hold SM harmless for infringement or claim of infringement arising out of SM's adherence to FUTURELINK's instructions or directions which do not involve items of SM's origin, design or selection.

Upon the assertion of any claim or the commencement of any suit or proceeding against an indemnitee by any third party that may give rise to liability of an indemnitor hereunder, the indemnitee shall promptly notify the indemnitor of the existence of such claim and shall give the indemnitor reasonable opportunities to defend and/or settle the claim at its own expense and with counsel of its own selection. Indemnitee shall at all times have the right to fully participate in any settlement which it reasonably believes would have an adverse effect on its business. The indemnitee shall make available to the indemnitor all books and records relating to the claim, and the parties agree to render to each other such assistance as may reasonably be requested in order to ensure a proper and adequate defense. An indemnitee shall not make any settlement of any claims which might give rise to liability of an indemnitor hereunder without the prior written consent of the indemnitor.

This paragraph, insofar as it applies to work undertaken while this Agreement is in effect, shall survive the termination of this Agreement.

CONSTRUCTION

This Agreement shall be construed in accordance with the governed laws of the State of Texas for contracts made and to be performed entirely in Texas.

ATTORNEY'S FEES

In the event that any action or proceeding is brought in connection with this Agreement, the prevailing party shall be entitled to recover its costs and reasonable attorney's fees.

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
TERMS & CONDITIONS


The stated fees include all elements as outlined in this proposal. The budget does not include sales tax.

a) For projects that are outside the scope of work as defined in this proposal, our terms are 50% of cost upon approval of the estimate or proposal that is submitted in advance for each project. Once the first billing amount is incurred, the second half of the proposal or estimate will be billed. Monthly professional fees are billed in advance at the beginning of each month for that month of service. Accounts payable are due within 30 days of invoicing.

b) Hard costs incurred on behalf of FutureLink, such as photography, printing, film, etc., will be billed at a discounted agency markup of 10%. Media placed on behalf of FutureLink will be billed to include the standard agency fee of 15% which covers the cost of buying and serving the media program. 100% of the media cost will be billed upon approved estimate for the month that the media runs.

Copyright of all creative, copywriting and development services performed will transfer to FutureLink upon payment of final billing. SicolaMartin retains the right to show names and designs created for our own literature or promotional purposes.

Agency and client may terminate this relationship at any time upon 60 days written notice given by either party to the other. In no event may this agreement be terminated by FutureLink before November 15, 1999.

In the event the relationship is terminated by either party:

a) Both parties shall continue to observe and perform their obligations to the fullest, pursuant to the terms of this agreement for 60 days from the date of the notice of termination.

b) If the notice of termination is given by either party during the middle of a month, the fees payable by the client shall be pro-rated to a daily rate and will be collectible for 60 days from the date of notice.

c) Once the notice of termination has been given, the Agency shall not procure any further hard costs on behalf of the client, except those hard costs which have been previously authorized by the client for projects which have been initiated by the Agency and which the client desires to have completed.

SicolaMartin agrees to provide its services for FutureLink on an exclusive basis. During the term of this agreement, SicolaMartin will not perform the same or substantially the same services for any person or entity which is involved in the Application Service Provider or Server Based Computing business which may, directly or indirectly become a competitor of FutureLink. The definition of whether such person or entity is in fact a direct or indirect competitor to FutureLink will be determined by agreement between SicolaMartin and FutureLink.

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